                NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF ARROW TRANSPORTATION CO.

NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Arrow Transportation Co. will be held at 10:00 am local time on June 18, 1996 at the Multnomah Athletic Club, 1849
S.W. Salmon Street, Portland, OR 97205, for the following purposes:

     (1)   To elect five directors for a one-year term;

     (2) To consider and vote upon a proposal to amend the Arrow Transportation Co. Employee Stock Purchase Plan to increase the number of Shares of common stock available for issuance from 100,000 to 200,000;

     (3) To ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the current fiscal year; and

     (4) To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 30, 1996, will be entitled to notice of and to vote at the meeting and any adjournment thereof. The vote of each stockholder is important. Whether or not you plan to attend the meeting, you are requested to date and sign the enclosed proxy card and return it promptly.


                                 By order of the Board of Directors,

                                 ARROW TRANSPORTATION CO.


                                 /s/ William J. Stanners, Jr.

                                 William J. Stanners, Jr., Secretary
                                 Portland, Oregon

                                 April 30, 1996

                        ARROW TRANSPORTATION CO.
                         10145 N. Portland Road
                           Portland, OR  97203


                             PROXY STATEMENT


                      INFORMATION REGARDING PROXIES

This Proxy Statement and the accompanying proxy/voting instruction card (proxy card) are being mailed on or about May 15, 1996, to holders of shares in connection with the solicitation of proxies by the Board of Directors of Arrow Transportation Co. ("Arrow" or "Company") for the 1996 Annual Meeting of Shareholders. The meeting will be held on June 18, 1996 at 10:00 am at the Multnomah Athletic Club, 1849 S.W. Salmon Street, Portland, Oregon 97205.

Only stockholders of record at the close of business on April 30, 1996 will be entitled to vote at the meeting. At the close of business on March 31, 1996 there were 4,150,314 outstanding shares of the Company's common stock ("Common Stock"). Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Certificate of Incorporation for cumulative voting.

If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

If the enclosed proxy is properly executed and returned, it will be voted in accordance with the instructions specified on the proxy. In the absence of instructions to the contrary, it will be voted (i) for all of the nominees for the Company's Board of Directors listed in this proxy statement, (ii) for approval of the amendment of the Employee Stock Purchase Plan to increase the number of shares of common stock available for issuance from 100,000 to 200,000, and (iii) to ratify the appointment of Deloitte & Touche LLP as the independent auditors for the Company for the year ending December 31, 1996.

Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by officers and regular employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock.

The purpose of the meeting and the matters to be acted upon are set forth in the Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to the proxies in respect of any such other business in accordance with the best judgment of the persons acting under the proxies.

                               PROPOSAL 1

                          ELECTION OF DIRECTORS

The Board of Directors consists of five members, each serving one-year terms. Each Director will hold office until the first meeting of stockholders immediately following expiration of his term of office and until his successor is qualified and elected.

Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, if any of them do not accept the nomination, or otherwise are willing or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

          INFORMATION ABOUT DIRECTORS AND NOMINEES FOR ELECTION

The names and ages of the nominees, the year in which each first became a Director of the company, their principal occupations and certain other information are as follows:

ROBERT H. CUTLER(1), age 76, Chairman and Interim Chief Executive Officer, has been a director of the Company since 1982. Mr. Cutler was elected Chairman if January in 1996 and Interim Chief Executive Officer in February 1996. Mr. Cutler has over 50 years experience in the transportation industry. Mr. Cutler served as President of the American Trucking Association from 1967-1968.
He served as Assistant to the President of Consolidated Freightways from 1946-1949, Executive Vice President of Bekins Van Lines from 1949-1952, President of Texas-Arizona Motor Freight from 1952-1962 and Chairman and Chief Executive Officer of Illinois-California Express from 1962 until his retirement in 1988. Mr. Cutler is Chairman of The Cutler Corporation. He also serves as director of R&K Industrial Products, Laurance David, Inc. and Jen-Cel-Lite Co.

WILLIAM R. BLOSSER, age 51 became a Director of the Company in May 1993. He is Manager of Planning and Environmental Sciences at CH2M Hill, one of the world's largest environmental engineering and consulting firms, headquartered in Denver, Colorado. Mr. Blosser is also the founder and owner of Sokol Blosser Winery, one of Oregon's largest wineries. He has served as Chairman of the State of Oregon Water Resources Commission, Chairman of the State of Oregon Land Conservation and Development Commission, and as a member of the Western States Water Council.


JAMES N. CUTLER, JR.<F1>, age 44, has been a director of the Company since September 1982. He is the President and a director of The Cutler Corporation, a holding company for two manufacturing firms. Mr. Cutler is also chairman of the Elk Island Corporation, a director and President of R&K Industrial Products Company of California and Chairman of Jen-Cel-Lite Corporation in Seattle, Washington. He also serves as President of Mid-Pacific Leasing Corporation and as a director of Hollywood Entertainment Corporation.

[FN]
- ----------------------
<F1> Mr. Robert Cutler is James Cutler, Jr.'s uncle.
[/FN]

JERRY A. PARSONS, age 60, became a Director of the Company in May
1993.  He is the Executive Vice President - Chief Financial
Officer of Willamette Industries, Inc., a Fortune 500, diversified, integrated forest products company headquartered in

Portland, Oregon. Mr. Parsons has served as a national director of the Financial Executives institute and is a member of the American Institute of Certified Public Accountants.

THOMAS D. TAYLOR, age 80, was nominated by the Board in April 1996. Mr. Taylor has over 50 years experience in the transportation industry. He served as President of Freightliner Corporation from 1946-1959 and Senior Vice President of Consolidated Freightways, from 1956-1960. He was Owner and Chairman of Cummins Oregon Diesel, Cummins Northwest and Cummins Hawaii from 1961- 1992. He is currently Chairman of Palau Corporation.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During the fiscal year ended December 31, 1995, there were six meetings of the Board of Directors. Each director attended at least 83% of the total number of meetings of the Board of Directors and committee on which the director served.

The members of the Audit Committee are Jerry Parsons, Chairman, Bill Blosser, and James Cutler, Jr. The Audit Committee reviews with the Company's independent auditors the scope, results and costs of the annual audit, and the Company's accounting policies and financial reporting. There were two meetings of the Audit Committee during the fiscal year ended December 31, 1995.

The Board of Directors does not have any other standing committees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND
DIRECTORS.

The following table sets forth information with respect to the ownership of issued and outstanding shares of the Company by each director, executive officer, and person known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities as of March 31, 1996:



                                    Common Shares
Name and Address                     Beneficially      Percent
Beneficial Owner                       Owned<F2>         Owned
- ----------------                    -------------      -------
Sal N. Cincotta                        695,000<F3><F4> 16.8%
15324 Sherwood Forest Drive
Tampa, FL 33647

                                    5

James N. Cutler, Jr.                   651,000<F5>     15.7%
1233 NW 12th, Ste. 200
Portland, OR 97228

Robert H. Cutler                       516,760         12.5%
P.O. Box 685
Pauma Valley, CA 92061

Wasatch Advisors, Inc.                 274,355          6.6%
68 South Main St., Ste. 400
Salt Lake City, UT 84101

William J. Stanners, Jr.                11,094<F6>      0.3%

Jerry A. Parsons                        10,000<F7>      0.2%

John D. Erwin                              697<F8>      ----

William R. Blosser                       2,000<F7>      ----

All executive officers and directors
  as a group (6 persons)                               45.5%

<F2> The persons named in the table have sole voting and
     investment power with respect to all shares of Common Stock shown as beneficially owned by them.
<F3> Includes 85,000 shares owned by Lottie M. Cincotta, spouse of Sal N. Cincotta.
<F4> In addition, John and Daniel Cincotta, sons of Sal Cincotta, each own 98,500 shares.
<F5> includes 4,000 shares owned as trustee for the Alexander
     Merrill Cutler Trust.
<F6> Owns options to purchase up to 67,000 shares under the
     Company's 1992 Incentive and Non-Statutory Stock Option Plan of which 60,000 are currently exercisable.
<F7> Owns options to purchase up to 10,000 shares under the
     Company's 1992 Incentive and Non-statutory Stock Option Plan which are currently exercisable.
<F8> Owns options to purchase up to 72,000 shares under the
     Company's 1992 Incentive and Non-Statutory Stock Option Plan of which 43,333 are currently exercisable.


There are no arrangements which may result in a change of control of the Company.

COMPENSATION OF DIRECTORS.

Each director who is not an employee of the Company is paid $500 per meeting for their attendance at Board meetings in addition to their out-of-pocket expenses for attendance. In May 1995, Messrs. Parsons and Blosser were each granted options to purchase 5,000 shares of common stock of the Company under the 1992 Incentive and Non-Statutory Stock Option Plan at an exercise price of $3 to compensate them for their services as directors.

Executive Compensation.

The following table sets forth the total compensation paid or accrued by the Company for services rendered during the year ended December 31, 1995 by the former Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1995, exceeded $100,000.

Name of Individual                          Annual Compensation
     Position                          Year       Salary     Bonus
     --------                          ----       ------     -----
Sal N. Cincotta                        1995       $157,611    -0-
President                              1994       $142,921    -0-
                                       1993       $136,433    -0-

John D. Erwin                          1995       $109,093    -0-
Senior Vice President                  1994       $102,799    -0-
                                       1993       $ 37,308    -0-

The Company, on August 12, 1991, entered into a five year employment agreement with Mr. Sal N. Cincotta pursuant to which he serves as President and Chief Executive Officer of the Company. The employment agreement was subsequently extended to December 31, 1998 and if, at the expiration of the agreement, Mr. Cincotta continues to be a guarantor of obligations of the Company in excess of $150,000, the agreement will be automatically extended for a period of a year. This will continue on a year by year basis as long as Mr. Cincotta is a guarantor on obligations in excess of such amount at year end. Mr. Cincotta currently receives compensation at the rate of $163,296 per year with minimum annual increases of 8% for the term of the agreement. So long as his Employment Agreement is in effect and for a period of five years thereafter, Mr. Cincotta has agreed not to compete with the Company. In the event his employment is terminated by the Company for any reason other than breach of contract or cause (as defined), he will be entitled to receive at severance a lump sum payment equal to the base salary he would have received during the remainder of the employment term and all medical, life and disability insurance and other benefits being received by him on the date of termination through the remaining term of the Agreement. Mr. Erwin joined the Company in August 1993. The Company, on August 30, 1993, entered into a three-year Employment agreement with Mr. John D. Erwin, pursuant to which he serves as Senior Vice President of the Company. Mr. Erwin's contract was cancelled by mutual agreement in March 1996.


In December 1995, in conjunction with the Company's restructuring and profit improvement plan, the board of directors placed Mr. Cincotta on an indefinite leave of absence from the Company.
In January 1996, Robert H. Cutler was elected chairman and in February 1996 was elected Interim Chief Executive Officer. On April 3, 1996, the board of directors approved a resolution to terminate Mr. Cincotta's contract. Mr Cincotta was provided formal notice of the board of directors decision on that day and payments under his contract will be terminated on May 3, 1996. Mr. Cincotta resigned as a director of the Company on May 3, 1996. Mr. Cutler currently receives no compensation for his services as Interim Chief Executive Officer.


                       OPTION GRANTS IN LAST YEAR

                                        Percent of
                  Number of            Total Options
                  Securities             Granted to
                  Underlying            Employees in         Exercise
Name            Options Granted(1)       Fiscal Year           Price
- ----            ------------------     -------------         --------
John D. Erwin         7,000                 10.77%           $3.25

                                         Potential Realizable Value
                                           at Assumed Annual Rates
                                       of Stock Price Appreciation
for
                                          Ten Year Option Term(2)
                                       ------------------------------
- -
Name            Expiration Date              5%              10%
- -----           ---------------             ----             ----
John D. Erwin         3/31/05               37,057           59,008



                                    8

(1) Each of the options reflected in this table was granted pursuant to Arrow Transportation Co.'s 1992 Non-Statutory
     Stock Option Plan. The exercise price of each option is equal to the fair market value of the Company's Common Stock on the date of grant. The options have a 10-year term and vest on March 31, 2002.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the SEC and do not represent the Company's expectation as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.



                        YEAR - END OPTIONS VALUES

                                              Value of Unexercised
                Number of Unexercised          In-the-Money Options
               Options at Fiscal Year-End       at Fiscal Year End
               --------------------------    -------------------------
Name            Exercisable  Unexercisable   Exercisable Unexercisable
- ----            -----------  -------------   ----------- -------------
John D. Erwin     43,333         28,667           0          0

STOCK OPTION PLAN

Under the Company's 1992 Incentive and Non-Statutory stock Option Plan (the "Plan"), 350,000 shares of Common stock are reserved for issuance upon exercise of stock options. The Plan is designed as a means to retain and motivate key employees, and to provide incentives or compensation to certain other non-employees, including the independent directors of the Company. The Board of Directors administrates and interprets the Plan and is authorized to grant options thereunder to all eligible employees of the Company, including officers and non-employee directors.

The Plan provides for the granting of both incentive stock options (as defined in Section 422 of the Internal Revenue Code) and non-statutory stock options. Options are granted under the Plan on such terms and at such prices as determined by the Board of Directors, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is exercisable after the period or periods specified in the option agreement, but no option may be exercised after the expiration of ten years from the date of grant. Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution.

STOCK PRICE PERFORMANCE GRAPH

The following graph presents a comparison of the cumulative total shareholder return on the Company's Common Stock with the Nasdaq Stock Market (U.S.) Index and the CRSP Trucking and Transportation Index. This graph assumes that $100 was invested on July 22, 1993, the date of the Company's initial public offering, in the Company's Common Stock and in the other indices, and that all dividends were reinvested. The stock price performance shown below is not necessarily indicative of future price performance.

The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

RELATED PARTY TRANSACTIONS

Messrs. Robert Cutler, James Cutler, Jr. and Sal Cincotta entered into a shareholders agreement to provide that (i) Mr. Cincotta will have a right of first refusal to purchase any shares sold by either Robert Cutler of James Cutler, Jr. and (ii) Mr. Cincotta and Messrs. Robert Cutler and James Cutler, Jr. will each have co-sale rights in the event of a sale of shares by the other, unless such sale is made pursuant to Rule 144.

There were no consulting fees paid to any director or related party in 1995 and there are no arrangements to pay any further consulting fees.

In 1990, the Company leased ten trailers from C&C Joint Venture, a partnership consisting of Robert H. Cutler and James N. Cutler, Jr. The trailer lease, which was dated July 10, 1990, expired June 13, 1995, and provided for a monthly rental of $10,813. At the expiration of the lease the Company had the option to purchase the trailers for an amount equal to nine months additional rental. In 1995, the Company exercised its option and purchased the trailers for $97,317 from C&C Joint Venture.

                               PROPOSAL 2

                          TO AMEND THE EMPLOYEE
                           STOCK PURCHASE PLAN

The Board of Directors has approved, subject to stockholder approval at the annual meeting, an amendment to the Arrow Transportation Co. Employee Stock Purchase Plan ("ESPP") to increase from 100,000 to 200,000 the number of shares of common stock available for purchase under the ESPP. At April 20, 1996, 61,341 shares had been issued under the ESPP and totals of 38,659 shares remained available for purchase before giving effect to the amendment. Copies of the proposed amendment and the ESPP are available from the Company at no charge upon request

The purpose of the ESPP is to provide a convenient and practical means through which employees of the Company may participate in stock ownership of the Company. The Directors believe that promoting such stock ownership will benefit both the employees and the Company by creating a community of interest between the Company, stockholders and its employees and by giving the Company an additional benefit with which to obtain and retain the service of valued employees.

The following is a summary of the ESPP:

The ESPP is administered by the Board of Directors, unless the Board authorizes and appoints a committee to serve as Plan Administrator. Under the ESPP, the Company is currently authorized to issue up to 100,000 shares of its Common Stock.
The shares are available to all employees of the Company who work more than 20 hours per week and five months out of the calendar year. Shares are not available to employees who already own 5% or more of the Company's stock. Under the ESPP, employees can elect payroll deductions of up to 10% of their regular compensation, with the accumulated monies used to purchase the shares.

The purchase price for shares under the ESPP is 95% of the lesser of the fair market value of a share on the first business day of any applicable period or the fair market value of a share on the last day of the applicable period. Participating employees may withdraw from the ESPP and cease participation by notifying the Company, and similarly may increase or reduce the amount of their withholding by written notice.

The company has registered the shares presently approved to be issued under the ESPP with the Securities and Exchange Commission and intends to register the additional shares if this proposal is approved. Therefore, the shares purchased are freely tradable. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code. The affirmative vote of the holders of record of a majority of the shares of voting stock present in person or represented by proxy at the annual meeting is necessary to approve the increase in the number of shares available for issuance under the ESPP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDED A VOTE FOR THIS
PROPOSAL.

                               PROPOSAL 3

         TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS THE
         INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDED
                            DECEMBER 31, 1996

The Board of Directors has selected the firm of Deloitte & Touche LLP to conduct an audit in accordance with generally accepted accounting standards of the Company's consolidated financial statements for the fiscal year ending December 31,1996. A representative of that firm is expected to be present at the annual meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of the partners has any direct financial interest in the Company or any of its subsidiaries as independent auditors. This selection is being submitted for ratification at the meeting. If not ratified, this selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Deloitte & Touche LLP has served the Company as its independent auditors since its inception, and has served as independent auditors for its subsidiary, Arrow Transportation Co. of Delaware, since 1988.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR THIS
PROPOSAL.

                            OTHER INFORMATION

The 1995 annual report of the company for the fiscal year ended December 31, 1995 was mailed to the stockholders prior to or together with the mailing of this Proxy Statement. Stockholders who did not receive a copy of the 1995 annual report with their Proxy Statement may obtain a copy by writing to or calling William J. Stanners, Jr., Secretary, Arrow Transportation Co., 10145 N. Portland Road, Portland, Oregon 97203. His telephone number is (503) 286-3661.

SHAREHOLDER PROPOSALS

Proposals which shareholders intend to present at the 1997 Annual
Meeting of Shareholders must be received by the Company no later than November 30, 1996, to be eligible for inclusion in the proxy material for that meeting.

                             OTHER BUSINESS

As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the stockholders should come before the meeting, the persons named in the enclosed proxy form will vote or refrain from voting in accordance with their best judgment.

     By order of the Board of Directors:


                           /s/ William J. Stanners, Jr.
                           William J. Stanners, Jr., Secretary
                           Portland, Oregon
                           Dated:  April 30, 1996